EXHIBIT 99.1




 [WORLDWATER & SOLAR TECHNOLOGIES CORP. LOGO]






FOR RELEASE ON 1/28/08 AT 3:01 A.M. EST

                    WORLDWATER & SOLAR TECHNOLOGIES ANNOUNCES

                           COMPLETION OF ENTECH MERGER


                     TRANSACTION EXPEDITED BY QUERCUS TRUST

     EWING, N.J. - January 28, 2008 - WorldWater & Solar Technologies Corp. (OTC
BB: WWAT.OB), developer and marketer of proprietary high-power solar systems, today announced that it has closed the merger with ENTECH, Inc. of Keller, Texas. This transaction was made possible through agreement with one of WorldWater's largest investors, the Quercus Trust (Quercus). Quercus exchanged
19.7 million of its common shares of WorldWater for 19,700 shares of convertible preferred stock and supplied WWAT with a $6 million bridge loan. The 19.7 million common shares and the bridge loan were subsequently utilized to complete the ENTECH merger.


     Pursuant to the exchange agreement, once a shareholders meeting is held and additional common shares are authorized, a subsequent exchange with Quercus will be implemented. As a result, Quercus will receive 19.7 million common shares in exchange for the 19,700 shares of convertible preferred stock previously issued.


     "The Quercus Trust, which has been an investor in our company since last spring, has demonstrated its strong commitment to both WorldWater and ENTECH by making this transaction possible on an expedited basis," said Quentin T. Kelly, Chairman and CEO. "As our investors know, the merger with ENTECH, 19 months in the making, paves the way for our company to provide 20x concentrator PV systems to the U.S. and international markets at costs among the lowest of all solar suppliers, including thin film manufacturers. Quercus made it possible to move forward without further delays, allowing us to take advantage of the many opportunities now on the table across the globe. With solar energy taking on greater significance both in the U.S. and overseas - and oil prices at near all-time highs - we simply could not wait any longer to merge our two companies and leverage the resulting synergies. Quercus enabled this to happen."

     Dr. Walter Hesse, CEO of ENTECH, commented, "This is terrific. Now ENTECH and WorldWater & Solar Technologies can proceed with the production of our 20x concentrator lines. Together with WorldWater, we will be able to supply 'solar farms' throughout the world with electricity production at costs and efficiencies that we believe change the current economics of solar power - making it affordable to millions."


ABOUT  WORLDWATER  &  SOLAR  TECHNOLOGIES  CORP:

WorldWater & Solar Technologies Corporation is a full-service, international solar electric engineering and water management company with unique, high-powered and patented solar technology that can not only generate and distribute electricity, but can drive 1000 horsepower motors and pumps from sunshine independently or in conjunction with the electric grid, providing solutions to a broad spectrum of the world's electricity and water supply problems. For more information about WorldWater & Solar Technologies Corp., visit the website at www.worldwater.com.

ABOUT ENTECH, INC:

ENTECH provides advanced concentrator solar energy technology for a variety of applications, ranging from solar power arrays for spacecraft and terrestrial implementation to day lighting systems for commercial buildings. The company's patented solar power systems produce electricity from sunlight for applications on Earth (terrestrial power) and in space (spacecraft power). ENTECH's arched Fresnel lenses capture sunlight and focus it onto small solar cells, thereby reducing electricity costs compared to conventional flat-plate (planar) solar energy approaches. Additional information can be found at http://www.entechsolar.com.


FORWARD  LOOKING  STATEMENTS:

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's 10-KSB and its quarterly reports on Form 10-QSB both as filed with the Securities and Exchange Commission, which include the Company's cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company's filings with the Securities and Exchange Commission.
                                       ###

WORLDWATER & SOLAR TECHNOLOGIES CONTACT: Jessie Sullivan: (609) 818-0700 ext. 20
                                                        JSullivan@worldwater.com

                               PRESS CONTACT: Amy Copeman (609) 818-0700 ext. 58
                                                         ACopeman@worldwater.com

                         INVESTOR RELATIONS CONTACT:  Chris Witty (646) 438-9385
                                                             cwitty@darrowir.com